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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:  Wednesday, March 1, 1995

CONTACT:     Thomas K. Land                 Richard Bernot
             Chief Financial Officer        or Madeleine Franco
             Sahara Gaming Corporation      Jordan Richard Assoc.
             702-737-2750                   801-595-8611

                   SAHARA GAMING ANNOUNCES MANAGEMENT CHANGES

LAS VEGAS, NEV.--Sahara Gaming Corporation (AMEX:SGM), announced today the resignation, effective March 10, 1995, of Stephen J. Szapor, Jr., executive vice president, chief operating officer, and member of the company's board of directors. Szapor, who joined Sahara in 1993, has accepted a senior executive position with Hemmeter Enterprises, Inc. (Denver).

Pending board approval, Tim Maland, who has been general manager of the Santa Fe Hotel and Casino since October 1994, has been promoted to chief operating officer of Sahara, succeeding Szapor. Maland held numerous executive positions before joining Sahara, including director of finance for ITT-Sheraton's gaming division; executive vice president of Trump Plaza Hotel and Casino, and senior vice president/controller of Ramada, Inc. Hotel Group.

"I am confident that Tim Maland will make positive contributions to the company's future," said Paul W. Lowden, chairman of the board and chief executive officer of Sahara Gaming. "I am truly excited about Sahara's potential, and especially look forward to working with Tom Land [the company's chief financial officer] and other members of our management team to continue the momentum we have worked hard to establish," said Maland.

The company also announced today that L. Keith Ashworth has been named to the company's board of directors, filling the seat formerly occupied by John K. Campbell, who is retiring. Ashworth, a professional accountant, was formerly associated with the Del Webb Hotel Group, as vice president of community and government relations and vice president, property development. He also served as vice president and comptroller of the Mint Hotel and Casino and treasurer and chief financial officer of the Sahara-Nevada Corporation. He is active in a number of professional and community organizations, including the board of directors of the Las Vegas Chamber of Commerce, of which he is past vice president and treasurer.

"Keith has a variety of talents and uncommon business acumen," said Lowden. "His many years of experience, as a business owner, and within the corporate and legislative environments, are a valuable addition to Sahara's board," he added.

Sahara Gaming Corporation owns and operates a portfolio of diversified gaming properties in Nevada.